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                              Gannett Co., Inc.
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

                                [GANNETT LOGO]

JOHN J. CURLEY
Chairman, CEO
and President

                                            March 26, 1997

Dear Shareholder:

     On behalf of your Board of Directors and management, I cordially invite you to attend the Annual Meeting of Shareholders to be held on Tuesday, May 6, 1997, at 10:00 a.m., at the Company's headquarters, 1100 Wilson Boulevard, Arlington, Virginia.

     At this meeting you will be asked to vote for the election of three directors and for the election of Price Waterhouse as the Company's independent auditors for 1997. These matters are discussed in detail in the attached proxy statement.

     Your Board of Directors believes these proposals are in the best interests of the Company and its shareholders and recommends that you vote for them.

     It is important that your shares be represented at the meeting whether or not you plan to attend. Please sign and date the enclosed proxy card and return it in the envelope provided.

     An admission ticket is required for attendance at the Annual Meeting. Please see page 1 of the proxy statement for instructions about obtaining tickets.

     Thank you for your continued support.

                                            Cordially,

                                            /s/ JOHN J. CURLEY
                                            ------------------
                                            John J. Curley


          1100 Wilson Boulevard, Arlington, VA 22234 (703) 284-6000

                                [GANNETT LOGO]

                            ------------------------
                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                           TO BE HELD ON MAY 6, 1997
                            ------------------------

To Our Shareholders:

     The Annual Meeting of Shareholders of Gannett Co., Inc. will be held at the Company's headquarters, 1100 Wilson Boulevard, Arlington, Virginia, at 10:00 a.m. on May 6, 1997 for the following purposes:

          (1) to elect three directors; and

          (2) to act upon a proposal to elect Price Waterhouse as the Company's independent auditors for the 1997 fiscal year.

     The Board of Directors has set the close of business on March 14, 1997 as the record date to determine the shareholders entitled to notice of and to vote at the meeting.

     YOUR VOTE IS IMPORTANT. PLEASE SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT PROMPTLY IN THE ENCLOSED RETURN ENVELOPE, WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING. YOU MAY REVOKE YOUR PROXY AND VOTE IN PERSON IF YOU DECIDE TO ATTEND THE MEETING.

                                        By Action of the Board of Directors

                                        /s/ THOMAS L. CHAPPLE
                                        -----------------------------------
                                        Thomas L. Chapple
                                          Secretary

Arlington, Virginia
March 26, 1997

                                [GANNETT LOGO]

                                PROXY STATEMENT

                      1997 ANNUAL MEETING OF SHAREHOLDERS

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Gannett for the Annual Meeting of Shareholders to be held on May 6, 1997.

     The Board fixed March 14, 1997 as the record date. Shareholders of record on that date may attend and vote at the Annual Meeting. On that date, there were 141,492,862 shares of Common Stock outstanding and entitled to vote. Each share is entitled to one vote.

     There generally has been sufficient space for interested shareholders to attend the meeting. Since seating is limited, however, an admission ticket is required. We will do our best to accommodate as many shareholders as the space allows. We will provide each individual or institutional shareholder with up to two admission tickets. Only you or your proxy are allowed to use your ticket(s). If you are a shareholder of record, please check the appropriate box on your proxy card, telling us you plan to attend the meeting and the number of tickets you request, and return it in the enclosed return envelope. If you hold shares through an intermediary, such as a bank or broker, and you plan to attend the meeting, you will need to send a written request for ticket(s), along with proof of share ownership, such as a bank or brokerage firm account statement or a letter from the broker, trustee, bank or nominee holding your shares, confirming ownership, to: Secretary, Gannett Co., Inc., 1100 Wilson Boulevard, Arlington, VA 22234. Requests for admission tickets will be processed in the order in which they are received and should be submitted promptly. If you decide not to attend the meeting, please return your ticket(s) to the Secretary, Gannett Co., Inc. at the above address.

     Shares represented by proxies will be voted as directed on the proxy card by the shareholder. Unless you direct otherwise, your shares will be voted for the Board's nominees for director and for the election of auditors. If you send in a proxy, you have the right to revoke it by another proxy bearing a later date, by attending the meeting and voting in person, or by notifying the Company before the meeting that you want to revoke it.

     If you participate in the Company's Dividend Reinvestment or 401(k) Plans, your Gannett stock in those plans may be voted on the proxy card accompanying this Proxy Statement. If no instructions are given by you, shares held in the Dividend Reinvestment Plan will not be voted. All shares in the 401(k) Plan for which no instructions are received will be voted by the trustee in the same proportion as shares for which the trustee receives instructions.

     This Proxy Statement and the enclosed proxy card are being furnished to shareholders on or about March 26, 1997.

                       PROPOSAL 1--ELECTION OF DIRECTORS

YOUR BOARD

     The Board of Directors is composed of 12 directors, but following the retirements discussed below, its size will be reduced to 9 directors. The By-laws of the Company provide that each director must own at least one thousand shares of Gannett stock and each director owns at least 3,381 shares. The Board is divided into three classes, as equal in number as possible. Toward this end, following the retirements discussed below, effective on May 6, 1997, Josephine Louis has been elected by the Board to fill the vacancy created by Dr. Brimmer's retirement in the class of directors whose term ends at the 1998 Annual Meeting. The vacancy created by this change in Mrs. Louis's former class of directors will be eliminated so that, following the annual meeting, the Board will consist of three classes with three directors in each class. At each Annual Meeting of Shareholders, one class of directors is elected for a three-year term. The Board of Directors held 6 meetings during 1996, and all of the directors attended at least 75% of the total meetings of the Board and any committee on which they served.

     The Board of Directors conducts its business through meetings of the Board and its committees. The Management Continuity Committee, the Executive Compensation Committee and the Audit Committee are three of those committees.

     The Management Continuity Committee develops long-range management succession plans and recommends to the Board candidates for nomination as directors and for election as officers. In making recommendations for directors for the 1998 Annual Meeting, the Committee will consider any written suggestions of shareholders received by the Secretary of the Company by January 28, 1998. The Committee members are Meredith A. Brokaw, Chair, John J. Curley, and Drew Lewis. This Committee met 4 times during 1996.

     The Executive Compensation Committee makes recommendations concerning the compensation and benefits of elected officers and senior executives and administers the Company's executive incentive plans. The Committee members are Thomas A. Reynolds, Jr., Chair, Stuart T. K. Ho, and Dolores D. Wharton. None of the members of the Committee is an employee of the Company. This Committee met 6 times during 1996.

     The Audit Committee reviews the Company's auditing practices and procedures and recommends independent auditors to be elected by the shareholders. The Audit Committee members are Stuart T. K. Ho, Chair, Andrew F. Brimmer, Drew Lewis, Josephine P. Louis and Thomas A. Reynolds, Jr. None of the members of the Committee is an employee of the Company. This Committee met 4 times during 1996.

NOMINEES

     The Board intends to nominate the three persons named below for election this year. All three nominees are currently directors. If they are elected, their term will run until the Annual Meeting in 2000 or until their successors are elected. The Company's By-laws provide that a director must retire on or before the annual meeting following his or her 70th birthday or, in the case of directors who are also employees, his or her 65th birthday. Andrew Brimmer reached age 70 and Rollan Melton reached age 65 last year and will retire from the Board at this meeting. Dolores Wharton will reach age 70 in 1997 and will retire from the Board by the 1998 Annual Meeting. Rosalynn Carter also will retire prior to this year's meeting.

     The Board believes that all the nominees will be available and able to serve as directors. If any nominee is unable to serve, the Board may decide to do one of three things. The Board may recommend a substitute nominee, the Board may reduce the number of directors to eliminate the vacancy, or the Board may fill the vacancy later. The shares represented by all valid proxies may be voted for the election of a substitute if one is nominated.

     The three nominees with the highest number of votes will be elected. If a shareholder, present in person or by proxy, withholds a vote from one or more directors, the shareholder's shares will not be counted in determining the votes for those directors. If a shareholder holds shares in a broker's account and has given specific voting instructions, the shares will be voted as the shareholder directed. If no instructions are given, under New York Stock Exchange rules the broker may decide how to vote for the Board nominees.

     The principal occupations and business experience of the nominees and of the continuing directors are described below:

     THE FOLLOWING HAVE BEEN NOMINATED FOR ELECTION AT THE 1997 ANNUAL MEETING OF SHAREHOLDERS:

                                   DREW LEWIS

     Mr. Lewis, 65, is the former Chairman and Chief Executive Officer of Union Pacific Corporation. He served as the United States Secretary of Transportation from 1981 to 1983. He is a director of Union Pacific Resources Group Inc., American Express Company, Gulfstream Aerospace, Lucent Technologies, Mafco Consolidated, Ford Motor Company and the FPL Group, Inc. He has been a director of Gannett since 1995.

                            THOMAS A. REYNOLDS, JR.

     Mr. Reynolds, 68, is Chairman Emeritus of the law firm of Winston & Strawn, Chicago, Illinois. He is a director of Jefferson Smurfit Group and Union Pacific Corporation. Winston & Strawn performed legal services for Gannett in 1996. He has been a director of Gannett since 1979.

                               DOLORES D. WHARTON

     Mrs. Wharton, 69, is Chairman and Chief Executive Officer of the Fund for Corporate Initiatives, Inc., a non-profit organization devoted to strengthening the role of women and minorities in the corporate world through professional development and upward mobility programs for younger executives. She is a director of the Kellogg Company, COMSAT Corporation, and Capital Bank & Trust Co. She has been a director of Gannett since 1979.

     THE FOLLOWING DIRECTORS ARE SERVING ON THE BOARD FOR A TERM THAT ENDS AT THE 1998 ANNUAL MEETING:

                                STUART T. K. HO

     Mr. Ho, 61, is Chairman of the Board and President of Capital Investment of Hawaii, Inc. Mr. Ho is a director of Aloha Airgroup, Inc., Bancorp Hawaii, Inc., and Capital Investment of Hawaii, Inc. He is also a Trustee of the College Retirement Equities Fund. He has been a director of the Company since 1984.

                               JOSEPHINE P. LOUIS

     Mrs. Louis, 66, is Chairman and Chief Executive Officer of Eximious Inc. and Eximious Ltd. She is a director of HDO Productions, Inc. and a trustee of the Chicago Horticultural Society and the Chicago Historical Society. She has been a director of Gannett since 1994.

                            DOUGLAS H. MCCORKINDALE

     Mr. McCorkindale, 57, is Vice Chairman and Chief Financial and Administrative Officer of Gannett and has served the Company in various other executive capacities since 1971. He is a director of Continental Airlines, Inc. and Frontier Corporation and a director or trustee of a number of investment companies in the family of Prudential Mutual Funds. He has been a director of Gannett since 1977.

     THE FOLLOWING DIRECTORS ARE SERVING ON THE BOARD FOR A TERM THAT ENDS AT THE 1999 ANNUAL MEETING:

                               MEREDITH A. BROKAW

     Mrs. Brokaw, 56, is the founder of Penny Whistle Toys, Inc., in New York City, and is the author of eight children's books. She is a director of Conservation International, Washington, D.C. She has been a director of Gannett since 1983.

                                 PETER B. CLARK

     Mr. Clark, 68, is the former Chairman, President and Chief Executive Officer of The Evening News Association, which merged with Gannett in 1986. He was President of The Evening News Association from 1963 until his retirement in 1986. He has been a director of Gannett since 1986.

                                 JOHN J. CURLEY

     Mr. Curley, 58, is Chairman, President and Chief Executive Officer of Gannett. He was President and Chief Executive Officer of the Company from 1986 to 1989 and President and Chief Operating Officer from 1984 to 1986. He has served the Company in various other executive capacities since 1983 and has been a director since 1983.

SECURITIES OWNED BY GANNETT MANAGEMENT

     The following table shows the number of shares of Gannett common stock beneficially owned by all directors and by the five most highly compensated executive officers. The table is correct as of March 14, 1997:

      NAME OF OFFICER OR DIRECTOR                        TITLE                   SHARES OWNED
---------------------------------------   -----------------------------------    ------------
John J. Curley.........................   Chairman, President & CEO                  664,073
Douglas H. McCorkindale................   Vice Chairman, Chief Financial &
                                            Administrative Officer                   516,984
Gary L. Watson.........................   President/Newspaper Division                96,375
Cecil L. Walker........................   President/Broadcasting Division             42,784
Thomas Curley..........................   President and Publisher, USA TODAY          65,501
Andrew F. Brimmer......................   Director                                     3,693
Meredith A. Brokaw.....................   Director                                     5,152
Rosalynn Carter........................   Director                                     4,601
Peter B. Clark.........................   Director                                     3,381
Stuart T. K. Ho........................   Director                                     8,798
Drew Lewis.............................   Director                                     6,000
Josephine P. Louis.....................   Director                                   126,044
Rollan Melton..........................   Director                                    49,991
Thomas A. Reynolds, Jr.................   Director                                    11,086
Dolores D. Wharton.....................   Director                                     5,000
                                                                                   2,022,688
All directors and executive officers as
  a group (37 persons including those
  named above).........................

     Each person listed owns less than 1% of Gannett's outstanding shares. All directors and executive officers as a group beneficially owned 2,022,688 shares on March 14, 1997. This represents 1.4% of the outstanding shares. The following shares are included because they may be acquired through stock options by May 6, 1997: Mr. John Curley--447,500; Mr. McCorkindale-- 330,000; Mr. Watson--65,367;
Mr. Walker--23,325; Mr. Thomas Curley--43,975; all executive officers as a group--1,188,887. For all shares owned, each director or executive officer possesses sole voting power and sole investment power, except for Mr. Ho, who shares investment and voting power with respect to 1,000 shares held in trust, Mrs. Louis, who shares investment and voting power with respect to 67,979 shares held in trust, and Mr. Melton, who shares investment and voting power with respect to 49,350 shares held in trust.

     Some shares have not been listed above because the director or executive officer has disclaimed beneficial ownership. Ownership of the following shares is disclaimed because they are held in the names of family members or in trust:
Mr. Clark--300; Mr. McCorkindale--437; Mr. Watson--12; all directors and executive officers as a group--21,301.

     Also included among the shares listed above are the following shares which are held for individual deferred compensation accounts by The Northern Trust Company as Trustee of the

Gannett 1987 Deferred Compensation Plan: Mr. McCorkindale--5,646; Mr. Watson--5,185; Mr. Walker--5,323; Mr. Thomas Curley--3,959; Dr. Brimmer--2,454; Mrs. Brokaw--4,152; Mrs. Carter--2,886; Mr. Clark--581; Mr. Ho--7,523; Mr.
Reynolds--4,086; all directors and executive officers as a group--88,366.

     The shares reported above do not include 700,700 shares owned on March 14, 1997 by the Gannett Retirement Plan Trust. The following officers of the Company serve on the Retirement Plan Committee, which has the power to direct the voting of those shares: John Curley, Douglas McCorkindale, Richard L. Clapp (Senior Vice President, Personnel), and Jimmy L. Thomas (Senior Vice President, Financial Services and Treasurer).

COMPENSATION OF DIRECTORS

     The Company pays its directors an annual fee and meeting fees. The annual fee is $42,500. Each director receives $1,250 for each Board meeting attended. Each committee chair also receives an annual fee of $5,000 and each committee member, including the chair, receives $1,000 for each committee meeting attended. Directors who are also employees of the Company receive no director fees. Directors may elect to defer their fees under the 1987 Deferred Compensation Plan, which provides for eight investment options, including mutual funds and a Gannett Common Stock fund.

     In 1987, the Company established a Retirement Plan for Directors in which non-employee members of the Board of Directors participate. In 1996, the Board terminated this Plan as to any new directors. The annual benefit under the Plan is equal to a percentage of the director's highest annual compensation during the ten years of service preceding the director's retirement from the Board as follows: 10 years or more, 100%; nine years, 90%; eight years, 80%; seven years, 70%; six years, 60%; five years, 50%; and less than five years, 0%. The annual benefit will be paid each quarter for 10 years except for lump sum payments in the event of death.

                       COMPENSATION OF GANNETT MANAGEMENT

     The Executive Compensation Committee (the "Committee") of the Board of Directors is responsible for Gannett's compensation and stock ownership programs for executive officers. The Committee is composed entirely of independent outside directors. The following is the Committee's report on its compensation decisions in 1996:

                 REPORT OF THE EXECUTIVE COMPENSATION COMMITTEE

     In 1996, the Committee continued to emphasize the important link between the Company's performance, which benefits its shareholders, and the compensation of its executive officers.

     In making its compensation decisions, the Committee first considered the Company's performance in the following areas: earnings per share, operating income as a percentage of sales, return on assets, return on equity, operating cash flow, stock price, and market value. In addition, the Committee considers management's recommendations and applies its own subjective judgment.

     The Committee also compared the Company's performance to that of its competitors and concluded that the Company's performance was superior. Companies with comparable revenues in other industries also were surveyed to ensure that executive compensation is competitive in the overall marketplace. The Committee believes that the Company should compensate its executives better than its competitors in order to continue to attract and retain the most talented people. (References to "competitors" are to the companies that constitute the S&P Publishing/Newspaper Index used in the performance graph on p. 11.)

     In making its decisions about compensation, the Committee placed continued emphasis on increasing key executives' ownership of Gannett common stock as a component of their compensa-tion. Stock ownership is consistent with our policy of tying the interests of the senior executives closely with those of the Company's shareholders. The Committee believes that ownership of stock creates a greater incentive for key executives to manage the Company so as to increase shareholder value.

     The Committee continued the executive share ownership policy, which encourages the five highest-paid officers to own Gannett common stock equal to three times their salary range midpoint and other key executives to own Gannett common stock equal to their salary range midpoint.

COMPENSATION POLICY: PAY FOR PERFORMANCE.

     The Company's compensation policy is based on the principle of pay for performance.

     The compensation program for executive officers is composed of three elements: salaries, annual bonuses under the Company's Executive Incentive Plan, and long-term stock awards under the 1978 Long-Term Incentive Plan.

     These elements of compensation are designed to provide incentives to achieve both short-term and long-term objectives and to reward exceptional performance. Salaries and bonuses result in immediate pay for performance. The value of stock awards depends upon long-term results. The individual elements of compensation provided by the Company are discussed in detail below.

     While the Committee considers a number of performance factors relating to the Company and to individual performance in making individual compensation decisions, the Committee applies its own subjective good judgment in making final determinations.

     In 1992, the Committee adopted the following Compensation Policy, which continues to guide the Committee in making its compensation decisions:

                              Compensation Policy

     The Gannett Board of Directors' Executive Compensation Committee has in place a compensation program which it believes to be fair to employees and shareholders and externally competitive and reasonable.

     The program is designed to attract, motivate, reward and retain the broad-based management talent required to achieve corporate objectives and increase shareholder value. It consists of cash compensation, including salary and bonus, to reward short-term performance, and long-term stock awards, including stock incentive rights and stock options, to promote long-term results.

     The Executive Compensation Committee believes that management should benefit together with shareholders as the Company's stock increases in value.

     To encourage growth in shareholder value, stock options and, except for certain officers and key executives, stock incentive rights are granted to key management personnel who are in a position to make a substantial contribution to the long-term success of the Company. These stock awards mature and grow in value over time and for that reason represent compensation which is attributable to service over a period of years. This focuses attention on managing the Company from the perspective of an owner with an equity stake in the business.

     In making its compensation decisions, compensation comparisons are made with companies Gannett's size and with companies in news, information and communications. The Executive Compensation Committee reviews the Company's and its competitors' earnings to determine where Gannett falls with regard to the group. The comparison spans one to four years, the same length of time as stock incentive rights and stock options vest. How the Company's stock has performed over a similar period of time is also reviewed and taken into account in the overall compensation plan.

     A job grading system is used to make equitable grants. At the lower end of the management ranks more emphasis is placed on cash and stock incentive rights with the bonus target increasing through the ranks. Options are given in larger amounts as the job rank increases because these performers can more directly influence long-term results.

     In 1996, in establishing the compensation of executive officers, the Committee applied this Compensation Policy and considered the performance of executive officers relative to the Company's business objectives and its competitors' performance. The Company's material business objectives are performance against budget, product quality and employee development.

     The Committee has also reviewed the 1996 executive compensation in light of the $1 million ceiling on tax deductions for compensation that is included in section 162(m) of the Internal Revenue Code. The Committee has concluded that all of the Company's 1996 compensation expense will be deductible for federal income tax purposes. While the Committee wishes to maximize deductibility of certain compensation, the Committee does not believe that rigid compliance with these tax law requirements is always consistent with sound executive compensation practices and incentives intended to improve shareholder value.

BASE SALARIES: TO ATTRACT AND RETAIN MANAGEMENT TALENT.

     Base salaries are designed to help attract and retain key management talent. They are derived in part from salary range guidelines developed for each position in accordance with the Company's Compensation Policy.

     The salary ranges are periodically reviewed and compared to the salaries paid for comparable positions by competitors in the S&P Publishing/Newspaper Index (which is the index used in the graph on p. 11) and with companies of comparable size in the media industry. Companies with comparable revenues in other industries are also surveyed to ensure that salary ranges are competitive in the overall marketplace.

     Other factors used to establish competitive salary ranges include internal job values as determined by senior management and the state of the economy in the Company's markets. The Company is both larger than its competitors and has outperformed them. Those factors and general compensation practices in the media industry have led the Company to place its management salaries above the median for the comparative companies.

     In establishing salaries for executive officers, the Committee considered the Company's performance, individual performance and experience and the chief executive's recommendations. The most important factor, however, was the Committee members' judgments about the appropriate level of salary to motivate and reward individual executives. The salaries for the five highest paid officers of the Company, including the chief executive officer, are as follows:

                             NAME                           1995 SALARY       1996 SALARY
        ----------------------------------------------      -----------       -----------
        John J. Curley................................       $ 800,000         $ 800,000
        Douglas H. McCorkindale.......................         650,000           650,000
        Gary L. Watson................................         460,000           480,000
        Cecil L. Walker...............................         350,000           385,000
        Thomas Curley.................................         335,000           350,000

     Mr. Curley and Mr. McCorkindale have employment contracts, described more fully on pp. 14 and 15, which provide for minimum salary levels but which had no other impact on the Committee's deliberations.

EXECUTIVE INCENTIVE BONUS PLAN: TO MOTIVATE YEAR-TO-YEAR.

     Annual bonuses paid under the Executive Incentive Plan serve to focus performance, motivate executive officers and reward them for good performance. The goal of the Executive Incentive Plan is to reward higher performing operating units and individuals with a greater percentage of the total bonus fund available. Bonus amounts can be and are quite volatile. Bonuses are determined by an individual performance rating that is applied to a potential bonus range established as a percentage of salary.

     The bonuses for 1996 were determined on the basis of individual performance in the areas of profit, product and people and, depending on the executive's responsibilities, on the performance of the executive's business unit or the overall performance of the Company. First, an evaluation of division and operating unit performance was made. The available bonus fund was allocated among the divisions and operating units. Individual bonus amounts then were determined based on performance evaluations conducted by senior management. The Committee's review of the bonuses was subjective, based on their knowledge of the Company, their regular contact with the executives throughout the year and a review of performance. No relative ranking of various factors was applied.

     In furtherance of the Committee's goal of increasing the stock ownership by key executives, 25% of the bonuses for 1996 were paid to them in the form of Gannett common stock. This continues a practice established in 1994. The pre-tax value of the bonuses awarded to the five highest paid officers of the Company are as follows:

                                                 1995 BONUS                1996 BONUS
                                           ----------------------    ----------------------
                      NAME                   CASH      GCI SHARES      CASH      GCI SHARES
        --------------------------------   --------    ----------    --------    ----------
        John J. Curley..................   $637,500       3,214      $712,500       2,910
        Douglas H. McCorkindale.........    581,250       2,930       656,250       2,680
        Gary L. Watson..................    240,000       1,210       251,250       1,056
        Cecil L. Walker.................    187,500         945       217,500         888
        Thomas Curley...................    180,000         907       210,000         858

LONG-TERM STOCK INCENTIVE PLAN: TO PROMOTE LONG-TERM GROWTH.

     Long-term stock awards under the 1978 Long-Term Incentive Plan are based on the performance of Gannett common stock and are designed to align shareholders' and executives' interests. They are granted to key executives who are in a position to make a substantial contribution to the long-term success of the Company, so as to promote the long-term objectives of the Company. These stock awards may grow in value over time and for that reason represent compensation which is attributed to service over a period of years.

     It is the Committee's view that executive officers should benefit together with shareholders as the Company's stock increases in value. Stock awards successfully focus executives' attention on managing the Company from the perspective of an owner with an equity stake in the business.

     In recent years, the Committee has used two kinds of long-term stock awards: non-qualified stock options and stock incentive rights ("SIRs"). A non-qualified stock option is the right to purchase shares of common stock of the Company within a fixed period of time (eight years for grants before 1996 and ten years thereafter) at the fair market value on the date of grant. Stock incentive rights are the right to receive shares of common stock of the Company conditioned on continued employment throughout a specified period (typically four years). Stock incentive rights are not awarded to executive officers.

     The Committee decides whether to grant individual long-term stock awards and the amount of the awards. Long-term stock awards are based on the grade level of the executive, after an annual examination of the competitive marketplace. The Company evaluated the competitive marketplace by examining the companies included in the performance graph on p. 11 and by using a Towers Perrin Media Survey. As is the case with annual bonuses, the Committee relies in large part on the recommendations of senior management as to the appropriate level of individual awards to lower level executives.

     Long-term awards are not automatically awarded to each executive each year. Awards are based on past and expected performance as subjectively evaluated by management in making recommendations and by the Committee in approving them. Executives who can more directly influence the overall performance of the Company are the principal recipients of long-term awards.

     The following chart shows the number of stock options awarded to the five highest paid officers of the Company, including the chief executive officer:

                                                                    1995       1996
                                  NAME                             OPTIONS    OPTIONS
        --------------------------------------------------------   -------    -------
        John J. Curley..........................................   125,000    140,000
        Douglas H. McCorkindale.................................   100,000    115,000
        Gary L. Watson..........................................    36,000     40,090
        Cecil L. Walker.........................................    21,400     25,620
        Thomas Curley...........................................    18,000     21,160

CHIEF EXECUTIVE OFFICER COMPENSATION:

     As it does each year, the Committee thoroughly reviewed the compensation of John J. Curley, Chairman, President and Chief Executive Officer of the Company and its highest compensated officer. In determining Mr. Curley's compensation, the Committee reviewed the performance of the Company and its earnings per share, return on assets, return on equity, operating cash flow, operating income as a percent of sales, stock price, and market value. For the 1996 fiscal year, earnings per share from continuing operations, excluding a non-recurring 66-cent gain from an exchange of radio and television stations, increased 14.9%, from $3.28 to $3.77. Operating income as a percent of sales increased from 22% to 24.1%. In addition, the Company's stock price, excluding dividends, increased 22%, from $61.38 to $74.88. The S&P Publishing/Newspaper Index, excluding dividends, increased 25% and the S&P 500 Index, excluding dividends, increased 20%. Cumulatively, over the last five years, excluding dividends, the Company's stock price increased 65%, the S&P Publishing/Newspaper Index increased 70% and the S&P 500 Index increased 78%. In 1996, the Company's total market value increased 23%, from $8.6 billion to $10.58 billion. Each of these factors was subjectively evaluated by the Committee members without giving particular weight to any one or more factors.

     In addition, the Committee considered the significant activity of the Company in completing various business transactions. The Company completed the successful disposition of businesses which were not part of its ongoing business plan and acquired other properties which were. Further, the Company effectively integrated the former Multimedia properties without the anticipated dilution of earnings.

     By all measures, the Committee concluded 1996 was an excellent year.

     To assess the competitiveness of Mr. Curley's compensation, the Committee surveyed the compensation levels of chief executive officers of the three competitors included in the S&P Publishing/Newspaper Index, and of 20 companies with revenues comparable to that of the Company. Mr. Curley's compensation was above the median for the chief executive officers surveyed. The Committee decided that the level of Mr. Curley's compensation is appropriate given the Company's size, its performance and the industries in which it operates. As a general matter, media industry companies, particularly broadcasting companies, tend to compensate executives at a higher level than industrial or commercial enterprises. In particular, the Committee noted that the Company's revenue is significantly larger than all three of the competitors surveyed and its net income and earnings per share set new records.

     In recognition of Mr. Curley's superior performance and consistent with the Committee's goal of increasing the ownership of Gannett Common Stock by key officers as discussed above, the Committee awarded Mr. Curley 140,000 stock options in December 1996. It is the Committee's view that the award of these stock options is an effective way of continuing to tie Mr. Curley's financial interest to that of the Company's shareholders, since the value of these stock options is directly linked to increases in shareholder value. Unless the price of the Company's stock increases, his stock options will be valueless.

     In short, the Committee believes that the Company's performance, Mr. Curley's performance and the competitive market warrant the compensation package approved for him.

                                            Executive Compensation Committee

                                            Thomas A. Reynolds, Jr., Chair
                                            Stuart T. K. Ho
                                            Dolores D. Wharton

                        COMPARISON OF SHAREHOLDER RETURN

     The following graph compares the performance of the Company's Common Stock during the period December 31, 1991 to December 31, 1996 with the S&P 500 Index and the S&P Publishing/Newspaper Index.

     The S&P 500 Index includes 500 U.S. companies in the industrial, transportation, utilities and financial sectors and is weighted by market capitalization. The S&P Publishing/Newspaper Index, which also is weighted by market capitalization, includes Gannett Co., Inc., Knight-Ridder, Inc., The New York Times Company, and Tribune Company.

     The graph depicts the results of investing $100 in the Company's Common Stock, the S&P 500 Index and the S&P Publishing/Newspaper Index at closing prices on December 31, 1991. It assumes that dividends were reinvested quarterly with respect to the Company's Common Stock, daily with respect to the S&P 500 Index and monthly with respect to the S&P Publishing/Newspaper Index.

                                                                S&P
        MEASUREMENT PERIOD                               PUBLISHING/NEWSPAPER
      (FISCAL YEAR COVERED)          GANNETT CO., INC.         INDEX           S&P 500 INDEX
1991                                            100.00              100.00              100.00
1992                                            114.59              111.83              107.62
1993                                            132.56              129.52              118.46
1994                                            126.59              119.65              120.03
1995                                            149.55              150.75              165.13
1996                                            186.13              191.66              203.05

                           SUMMARY COMPENSATION TABLE

     The following table provides a summary of compensation paid to the CEO and the four other most highly compensated executive officers of the Company for services rendered to the Company over the past three fiscal years.

                                                                                             LONG- TERM
                                                                                              COMPEN-
                                                               ANNUAL COMPENSATION             SATION
                                                       -----------------------------------   AWARDS(3)
                                                                                    OTHER    ----------
                                                                                   ANNUAL    SECURITIES   ALL OTHER
                                                                                   COMPEN-   UNDERLYING    COMPEN-
                      NAME AND                                SALARY    BONUS(1)   SATION(2)  OPTIONS     SATION(4)
                 PRINCIPAL POSITION                    YEAR     ($)       ($)        ($)        (#)          ($)
----------------------------------------------------   ----   -------   --------   -------   ----------   ---------
John J. Curley......................................   1996   800,000   950,000     4,207      140,000      75,203
(Chairman, President & CEO)                            1995   800,000   850,000     9,514      125,000      60,022
                                                       1994   800,000   750,000    14,737      125,000      42,375

Douglas H. McCorkindale.............................   1996   650,000   875,000    15,402      115,000      43,666
(Vice Chairman, & Chief Financial                      1995   650,000   775,000    17,269      100,000      44,206
  & Administrative Officer)                            1994   650,000   675,000    19,681      100,000      43,449

Gary L. Watson......................................   1996   480,000   335,000     4,837       40,090      26,989
(President/Newspaper Division)                         1995   460,000   320,000    11,702       36,000      28,436
                                                       1994   440,000   290,000    16,878       25,000      28,845

Cecil L. Walker.....................................   1996   385,000   290,000     4,207       25,620      23,848
(President/Broadcasting Division)                      1995   350,000   250,000     6,350       21,400      23,485
                                                       1994   335,000   220,000     5,760       12,000      21,672

Thomas Curley(5)....................................   1996   350,000   280,000     4,632       21,160      16,282
(President & Publisher                                 1995   335,000   240,000     6,472       18,000      14,815
  USA TODAY)                                           1994   320,000   215,000     5,760       12,000      12,468

---------------

(1) Bonus awards may be in the form of cash, deferred cash or shares of Gannett Common Stock. Bonuses to executive officers were paid 25% in Gannett Common Stock and 75% in cash.

(2) This column includes amounts paid by the Company under the Medical Reimbursement Plan and amounts paid in cash to reimburse the five named officers for the tax impact of certain perquisites.

(3) Under the Company's 1978 Executive Long-Term Incentive Plan, stock awards in the form of stock options, alternate appreciation rights, performance bonus units, option surrender rights and stock incentive rights may be granted to key management personnel who are in a position to make a substantial contribution to the long-term success of the Company.

(4) This column includes the annual premiums paid by the Company on life insurance policies which are individually owned by the five named officers, as follows: John Curley--$73,070; Mr. McCorkindale--$41,541; Mr. Watson--$24,894; Mr. Walker --$21,739; and Thomas Curley--$14,171. The column also includes the fair market value of Gannett Common Stock received by each of the five named officers as matching contributions from the Company under its 401(k) plan. The individual values of these matching contributions are: John Curley--$2,133; Mr. McCorkindale-- $2,125; Mr. Watson--$2,095; Mr. Walker--$2,109; and Thomas Curley--$2,111.

(5) John Curley and Thomas Curley are brothers.

                               OPTION GRANT TABLE

                      OPTION GRANTS IN LAST FISCAL YEAR(1)

                                                   INDIVIDUAL GRANTS
                                  ---------------------------------------------------
                                  NUMBER OF
                                  SECURITIES     % OF TOTAL
                                  UNDERLYING      OPTIONS       EXERCISE
                                   OPTIONS       GRANTED TO     OR BASE
                                   GRANTED       EMPLOYEES       PRICE     EXPIRATION        GRANT DATE
              NAME                   (#)       IN FISCAL YEAR    ($/SH)       DATE        PRESENT VALUE ($)
--------------------------------  ----------   --------------   --------   ----------     -----------------
John J. Curley..................    140,000         11.28        $74.75      12/10/06         2,499,000
Douglas H. McCorkindale.........    115,000          9.26        $74.75      12/10/06         2,052,750
Gary L. Watson..................     40,090          3.23        $74.75      12/10/06           715,607
Cecil L. Walker.................     25,620          2.06        $74.75      12/10/06           457,317
Thomas Curley...................     21,160          1.70        $74.75      12/10/06           377,706

     "Grant Date Present Value" has been calculated using the Black-Scholes model of option valuation. The assumptions used in calculating these values are: a dividend yield of 2.34%, expected volatility of 15.25%, a risk-free interest rate of 5.95% and a 7-year expected life. The calculated value of the options on the grant date was determined to be $17.85 per option.

(1) This table shows stock options awarded to the five named officers in 1996. Stock options vest in 25% increments each year after the date of grant. Accordingly, 25% of the stock options granted in the last fiscal year may be exercised on December 10, 1997, 50% on December 10, 1998, 75% on December 10, 1999, and 100% on December 10, 2000. For each stock option granted last year, an option surrender right ("OSR") was granted in tandem. In the event of a change in control of the Company, the holder of an OSR has the right to receive the difference between the exercise price of the accompanying stock option and the fair market value of the underlying stock at that time. Upon the exercise of an OSR or a stock option, the accompanying stock option or OSR is automatically cancelled.

    On December 29, 1996, 12,060,506 shares of Gannett common stock were available for grants under the 1978 Executive Long-Term Incentive Plan. At that time, there were 4,433,329 options outstanding with a weighted average exercise price of $59.28. The expiration dates range from January 2, 1998 to December 10, 2006.

                                 STOCK OPTION TABLE

                  AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR
                         AND FISCAL YEAR-END OPTION VALUES

                                                    NUMBER OF SECURITIES            VALUE OF UNEXERCISED
                                                   UNDERLYING UNEXERCISED           IN-THE-MONEY OPTIONS
                                                     OPTIONS AT FY-END                   AT FY-END
                    SHARES                                  (#)                             ($)
                  ACQUIRED ON       VALUE       ----------------------------    ----------------------------
      NAME        EXERCISE(#)    REALIZED($)    EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
----------------- -----------    -----------    -----------    -------------    -----------    -------------
John J. Curley...    65,000      $ 2,460,750      472,500         327,500       $12,727,813     $ 3,614,688
Douglas H.
  McCorkindale...    30,000        1,023,750      330,000         265,000         8,563,125       2,894,375
Gary L. Watson...    17,500          411,250       65,637          87,213         1,428,761         857,054
Cecil L.
  Walker.........    27,600          748,550       23,325          50,995           481,691         446,164
Thomas Curley....     6,210          218,126       43,975          43,985         1,178,809         412,618

EMPLOYMENT CONTRACTS, RETIREMENT AND CHANGE IN CONTROL ARRANGEMENTS

     The Company has a Transitional Compensation Plan (the "Plan") which provides certain payments to key executives of the Company and its subsidiaries who are terminated without cause within two years after a change in control. Participants who elect to leave their employment within 30 days after the first anniversary of the change in control also qualify for payments under the Plan. A participant entitled to compensation will receive (i) all payments and benefits earned through the date of termination; (ii) a severance payment of two to three years' salary and bonus compensation, depending on years of service; (iii) life insurance and medical benefits for the same period; (iv) extra retirement plan benefits as though employment had continued for such two-to-three-year period; and (v) an amount that, after taxes, will equal the amount of any excise tax imposed on the severance payment by Section 4999 of the Internal Revenue Code of 1986. All executive officers included in the Compensation Tables are covered by the Plan.

     If there is a change in control of the Company, as defined in the Transitional Compensation Plan, options become exercisable in full and stock incentive rights become payable. In addition, the 1978 Executive Long-Term Incentive Plan provides for option surrender rights to be granted in tandem with stock options. In the event of a change in control, option surrender rights permit the employee to receive a payment equal to the spread between the option exercise price and the highest price paid for Company shares in connection with the change in control. If option surrender rights are exercised, the related options and performance units are cancelled.

     The Company has a contract with John Curley that provides for his employment as Chairman, President and Chief Executive Officer, or in such other senior executive position as is mutually agreed upon, until the earlier of January 1, 2004 (his normal retirement date) or four years after notice of termination of his contract. During his employment, Mr. Curley will receive an annual salary of $800,000 or such greater amount as the Board of Directors determines and an annual bonus if the Board of Directors decides to pay him one. In the event that Mr. Curley's employment is terminated without cause, he will be entitled to receive his salary for the balance of the term, subject to certain conditions. The contract also allows him to terminate his employment if there has been a change in control of the Company, as defined in the contract. If within two years after a change in control he terminates his employment or if his employment is terminated by the Company for other than cause, he will be entitled to: (i) continued payment of his salary and bonus; (ii) continuation of insurance and similar benefits; (iii) a supplemental retirement benefit to make up the difference between his actual payments under the Company's retirement plans and the payments that would have been made under the plans if he had remained an employee through the contract term; (iv) to the extent permissible under the 1978 Executive Long-Term Incentive Plan or other applicable plans, he also will be entitled immediately to exercise in full, or receive the value of, all stock options under those plans; and (v) receipt of a "gross-up" payment for taxes payable by Mr. Curley as a result of all these benefits. The post-employment benefits and payments described in this paragraph are in addition to Mr. Curley's benefits under the Gannett Retirement Plan and Gannett Supplemental Retirement Plan. The tax laws deny an income tax deduction to a company for payments that are contingent upon a change in control if those payments have a present value of more than three times the employee's average compensation for the last five years and are made under an agreement, like the employment agreements described in this Proxy Statement.

     Senior company executives, including Mr. Curley, are participants in the Company's Transitional Compensation Plan described above. This plan provides benefits in the event of a change in control comparable to those under Mr. Curley's employment agreement. Mr. Curley's participation in that plan would continue after his employment contract ends as long as he continues as an employee of the Company.

     The Company has a contract with Mr. McCorkindale that provides for his employment as Vice Chairman and Chief Financial and Administrative Officer or in such other senior executive position as is mutually agreed upon, until the earlier of July 1, 2004 (his normal retirement date) or four years after notice of termination. During his employment, Mr. McCorkindale will receive an annual salary of $650,000 or such greater amount as the Board of Directors shall determine and an annual bonus if the Board of Directors so determines. In the event that Mr. McCorkindale's employment is terminated without cause, he will be entitled to receive his annual salary for the balance of the term, subject to certain conditions. His contract also provides for arrangements in the event of a change in control of the Company like those described above for Mr. Curley. Mr. McCorkindale also is a participant in the Company's Transitional Compensation Plan.

PENSION PLANS

     The Company's executive officers participate in the Gannett Retirement Plan, a defined benefit pension plan which is qualified under Section 401 of the Internal Revenue Code, and the Gannett Supplemental Retirement Plan, an unfunded, nonqualified plan. The annual pension benefit under the plans, taken together, is largely determined by the number of years of employment multiplied by a percentage of the participant's final average earnings (during the executive's highest five consecutive years). The Internal Revenue Code places limitations on the amount of pension benefits that may be paid under qualified plans. Any benefits payable above those limitations will be paid under the Gannett Supplemental Retirement Plan.

     The table below may be used to calculate the approximate annual benefits payable at retirement at age 65 under these two retirement plans to individuals in specified compensation and years-of-service classifications (subject to a reduction equal to 50% of the Social Security Primary Insurance Amount payable).

                                 PENSION TABLE

  FINAL        15 YEARS        20 YEARS        25 YEARS        30 YEARS        35 YEARS
 AVERAGE      OF CREDITED     OF CREDITED     OF CREDITED     OF CREDITED     OF CREDITED
EARNINGS        SERVICE         SERVICE         SERVICE         SERVICE         SERVICE
---------     -----------     -----------     -----------     -----------     -----------
  400,000       120,000         160,000           200,000         214,000         228,000
  500,000       150,000         200,000           250,000         267,500         285,000
  600,000       180,000         240,000           300,000         321,000         342,000
  700,000       210,000         280,000           350,000         374,500         399,000
  800,000       240,000         320,000           400,000         428,000         456,000
  900,000       270,000         360,000           450,000         481,500         513,000
1,000,000       300,000         400,000           500,000         535,000         570,000
1,500,000       450,000         600,000           750,000         802,500         855,000
2,000,000       600,000         800,000         1,000,000       1,070,000       1,140,000

     Compensation included in the Compensation Tables under salary and bonuses qualifies under the Gannett Retirement Plan and the Gannett Supplemental Retirement Plan. The credited years of service as of the end of the last fiscal year for the five executive officers named in the Compensation Tables are as follows: John Curley--27, Mr. McCorkindale--25, Mr. Watson--27, Mr. Walker--24, and Thomas Curley--24.

                  PROPOSAL 2--ELECTION OF INDEPENDENT AUDITORS

     The Company's independent auditors are Price Waterhouse, independent accountants. At the Annual Meeting, the shareholders will vote on a proposal to elect independent auditors for the Company's fiscal year ending December 28, 1997. The Audit Committee of the Board has recommended that Price Waterhouse be re-elected as independent auditors for 1997. The Board unanimously recommends that shareholders vote FOR this proposal. Proxies solicited by the Board will be voted FOR Price Waterhouse unless otherwise indicated.

     Representatives of Price Waterhouse will be present at the Annual Meeting to make a statement, if they wish, and to respond to appropriate questions from shareholders.

                                 OTHER MATTERS

     As of the date of this Proxy Statement, the Board does not intend to present any matter for action at the Annual Meeting other than as set forth in the Notice of Annual Meeting. If any other matters properly come before the meeting, it is intended that the holders of the proxies will act in accordance with their best judgment.

     In order to be eligible for inclusion in the proxy materials for the Company's 1998 Annual Meeting, shareholder proposals must be received at the Company's principal executive offices by November 26, 1997.

     The cost of soliciting proxies will be borne by the Company. In addition to the solicitation of proxies by mail, certain of the officers and employees of the Company, without extra compensation, may solicit proxies personally or by telephone, telegraph or other means. The Company will also request brokerage houses, nominees, custodians and fiduciaries to forward soliciting materials to the beneficial owners of stock held of record and will reimburse them for forwarding the materials. In addition, Georgeson & Company, Inc., New York, New York, has been retained to aid in the solicitation of proxies at a fee of $15,000, plus out of pocket expenses.

     Copies of the 1996 Annual Report have been mailed to shareholders. Additional copies may be obtained from the Secretary, Gannett Co., Inc., 1100 Wilson Boulevard, Arlington, Virginia 22234.

March 26, 1997

P                                 GANNETT CO., INC.

R               THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

O                      ANNUAL MEETING OF SHAREHOLDERS-MAY 6, 1997

X

Y
          The undersigned hereby appoints John J. Curley and Douglas H. McCorkindale or either of them, attorneys and proxies each with power of substitution to represent the undersigned at the Annual Meeting of Shareholders of the Company, to be held on May 6, 1997 and at any adjournment or adjournments thereof, with all the power that the undersigned would possess if personally present, and to vote all shares of stock that the undersigned may be entitled to vote at said meeting, as designated on the reverse, and in accordance with their best judgment in connection with such other business as may come before the meeting.

          Nominees for Directors: Drew Lewis, Thomas A. Reynolds, Jr. and Dolores D. Wharton.

          PLEASE CAST YOUR VOTES ON THE REVERSE SIDE. THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2. TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS JUST SIGN THE REVERSE SIDE; NO BOXES NEED TO BE CHECKED. UNLESS MARKED OTHERWISE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF THE DIRECTORS' RECOMMENDATIONS.


                                                      ----------------
                                                        SEE REVERSE
                                                           SIDE
                                                      ----------------

                         (continued form reverse side)



THE BOARD RECOMMENDS A VOTE "FOR" PROPOSALS 1 AND 2.

1. ELECTION OF DIRECTORS: VOTE FOR all nominees except those I have listed below:  [ ]

                         VOTE WITHHELD from all nominees:  [ ]


-------------------------------------------------------------------------

2. PROPOSAL TO ELECT Price Waterhouse as the Company's Auditors.

                         FOR             AGAINST              ABSTAIN

                         [ ]              [ ]                    [ ]

THE PROXIES are authorized to vote in their discretion upon such other business, if any, as may properly come before the meeting.


                           I plan to attend the meeting, and I request:

                                   [ ] 1 ticket  or  [ ] 2 tickets


                           PLEASE SIGN EXACTLY AS NAME APPEARS HEREON. JOINT OWNERS SHOULD EACH SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR, ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH.


                           ---------------------------------------------------


                           ---------------------------------------------------
                           SIGNATURE(S)                      DATE